EXHIBIT 99.1

Agenus' Herpes Study Results Presented at BIO International Convention Show Robust Immune Response

Novel, Multivalent, HSV-2 Therapeutic Vaccine Generates CD4+ and CD8+ Immune Responses

LEXINGTON, Mass., June 27, 2011 (GLOBE NEWSWIRE) -- Agenus Inc. (Nasdaq:AGEN), a leading developer of therapeutic vaccines for cancer and infectious diseases, today announced that results from its Phase I study of HerpV for the treatment of genital herpes will be presented by Dr. David Koelle, professor of medicine in the Division of Allergy and Infectious Diseases at the University of Washington School of Medicine, at the BIO International Convention in Washington, DC. The data will be presented on Tuesday, June 28th during the 10:00 am to 11:30 am session entitled, "Therapeutic and Prophylactic Approaches for the Treatment of HSV-2 Infection." HerpV is an investigational therapeutic vaccine being developed to treat herpes simplex virus-2 (HSV-2), the virus that causes genital herpes in infected patients.

Results from the Phase 1 HerpV trial demonstrated that the vaccine candidate triggered a cellular immune response, stimulating both CD4+ and CD8+ T cells. A manuscript on the full data set has been submitted to a peer-reviewed journal.

"I believe these data represent the first finding of their kind in humans in genital herpes treatments. Showing a herpes therapeutic vaccine elicits both CD4+ and CD8+ T-cell responses in humans is unprecedented," Koelle said. "We are very encouraged by these results as research data suggest that both of these arms of immune response need to be engaged for successful treatment of genital herpes."

"The potential use for a therapeutic vaccine candidate such as HerpV is in managing outbreaks and ultimately disease transmission in patients with genital herpes," added Koelle. "Being able to impact and possibly decrease the spread of genital herpes would be a huge step in stemming this epidemic that affects one in six adults in the US."

"HerpV represents our first proof-of-concept study for the application of the heat shock protein recombinant series platform in the infectious disease area. We could potentially create therapeutic vaccines for many infectious diseases using our recombinant HSP technology platform," stated Garo Armen, Ph.D., chairman and CEO of Agenus. "The company is currently exploring pathways for Phase 2 development of HerpV."

HerpV Study Results

In this four-arm, Phase 1 study, 35 HSV-2 seropositive patients received HerpV (designated in the study as AG-707 plus QS-21), AG-707, QS-21 alone, or placebo. Patients received three treatments at two-week intervals. The vaccine was well tolerated with injection site pain as the most common reported adverse event.

All patients who were evaluable for immune response and received HerpV showed a statistically significant CD4+ T cell response (100%; 7/7) to HSV-2 antigens as detected by IFNγ Elispot, and the majority of those patients demonstrated a CD8+ T cell response (75%; 6/8).

This study is the first to demonstrate that heat shock proteins complexed to viral antigens induce an antigen-specific T cell response in humans.

About Herpes

According to the Centers for Disease Control, genital herpes affects more than 60 million Americans—or 1 in 6 people between ages 14 and 49—with an additional 1.5 million new cases each year.1 This disease normally results in 6 outbreaks per year, but in severe cases more episodes may result.2 The psychosocial consequences of genital herpes are quite significant, as 57 percent of those infected indicated that herpes had interfered with their sexual relationships, 50 percent felt it was difficult to live with genital herpes, and 37 percent felt that herpes had ruined their lives.3 Additionally, ongoing research indicates an increasing resistance to currently available genital herpes treatments.

About HerpV

HerpV is a recombinant (off-the-shelf) therapeutic vaccine for the treatment of genital herpes, which is caused by the herpes simplex virus-2 (HSV-2).  The vaccine is based on Agenus' heat shock protein (HSP) platform technology, and contains Agenus' proprietary adjuvant QS-21 Stimulon(R) adjuvant.  HSPs, also called stress proteins, are found in all cells (normal cells, cancer cells and infected cells) and recent research has demonstrated that HSPs play an essential role in the presentation of pieces of proteins (or peptides) on the cell surface to help the immune system recognize diseased cells. While the initial focus of development has been in HSV-2, the HSP technology platform can potentially be utilized for off-the-shelf treatment of many types of infectious diseases such as HPV, HIV, hepatitis, malaria and tuberculosis.

HerpV consists of recombinant human heat shock protein-70 complexed with 32 distinct 35-mer synthetic peptides from the HSV-2 proteome. This broad spectrum of herpes antigens is intended to allow for more accurate immune targeting and surveillance, reducing the likelihood of immune escape. Further, the diversity of antigens in HerpV increases the chance of providing efficacy for a wide segment of the patient population.

About QS-21

QS-21 is a vaccine adjuvant designed to strengthen the body's immune response to a vaccine's antigen, thus making it more effective. QS-21 has become a critical component in the development of investigational preventive vaccine formulations across a wide variety of infectious diseases, and appears to be essential for several investigational therapeutic vaccines intended to treat cancer and degenerative disorders. Currently, QS-21 is being studied in clinical trials in approximately 15 vaccine indications, of which four are in Phase 3 studies by Agenus' licensees, which include GlaxoSmithKline and Janssen Alzheimer Immunotherapy, a wholly owned subsidiary of Johnson & Johnson.

About Agenus

Agenus Inc. is a biotechnology company working to develop treatments for cancers and infectious diseases. The company is focused on immunotherapeutic products based on strong platform technologies with multiple product candidates advancing through the clinic, including several product candidates that have advanced into late-stage clinical trials through corporate partners. For more information, please visit www.agenusbio.com.

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Forward-Looking Statement

This press release contains forward-looking statements, including statements regarding clinical trial activities, the presentation of data, and the potential application of the Company's product candidates in the prevention and treatment of diseases. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended March 31, 2011. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Agenus undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Agenus' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Agenus' business and securities, investors should give careful consideration to these risks and uncertainties.

1 Genital Herpes - CDC Fact Sheet; http://www.cdc.gov/std/herpes/stdfact-herpes.htm#common; accessed July 19, 2010

2 Herpes Virus; http://www.herpesonline.org/articles/herpes_virus.html; accessed July 19, 2010

3 Quality of Life and Use of Health Care among People with Genital Herpes in France, Taboulet F, Halioua B, Malkin J-E. Acta Derm Venereol 1999; 79: 380±384; http://adv.medicaljournals.se/files/pdf/79/5/380-384.pdf

Stimulon is a registered trademark of Agenus Inc. and its subsidiaries.

CONTACT: Jonae R. Barnes, 617-818-2985